Exhibit 10.2

THIRTEENTH AMENDMENT OF
AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Thirteenth Amendment of the Amended and Restated Participation Agreement (the “Amendment”) is made and entered into as of this 1st day of September, 2010, by and between and Union Bank and Trust Company, a Nebraska banking corporation and trust company, solely in its capacity as trustee of various grantor trusts known as Short Term Federal Investment Trusts or other grantor trusts (“Union Bank”) and National Education Loan Network, Inc., a Nevada corporation (“Nelnet”).

WHEREAS, the parties hereto entered into that certain Amended and Restated Participation Agreement dated as of June 1, 2001, as amended (the “Agreement”), and the parties hereto wish to amend the Agreement under the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.           Definitions.  Unless otherwise expressly stated herein, capitalized terms in this Amendment shall have the same meanings given to them in the Agreement.

2.           Applicability to Affiliates.  All of Nelnet’s rights, duties and obligations hereunder shall apply in all respects to its parent, Nelnet, Inc., and any and all direct or indirect subsidiaries thereof, which shall include but not limit the right of such affiliates of Nelnet to transfer participations to Union Bank.

3.           Effect of Amendment.  This Amendment shall be effective as of the date first set forth above. Unless expressly modified or amended by this Amendment, all terms and provision contained in the Agreement shall remain in full force and effect without modification.

Union Bank and Trust Company, as Trustee		National Education Loan Network, Inc.

By:	/s/ Tom Sullivan	By:	/s/ Terry Heimes
Title:	Vice President		Chief Financial Officer